Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated October 28, 2022 with respect to our audits of the consolidated financial statements of Recon Technology, Ltd and Subsidiaries as of June 30, 2021 and 2022 and for each of the years in the two-year period ended June 30, 2022, which is included in the Annual Report on Amendment No. 2 to Form 20-F, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

We were dismissed as auditors on February 1, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in Amendment No.2 to Form 20-F for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

March 17, 2025